As filed with the Securities and Exchange Commission on June 28, 2002.
                                Registration No.333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                              BETA OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)
                               -------------------

                NEVADA                                   86-0876964
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)
                           6120 South Yale, Suite 813
                              Tulsa, Oklahoma 74136
                                 (918) 495-1011
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               -------------------

                                 STEVE A. ANTRY
                             President and Chairman
                              Beta Oil & Gas, Inc.
                           6120 South Yale, Suite 813
                              Tulsa, Oklahoma 74136
                                 (918) 495-1011
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             Lynnwood R. Moore, Jr.
                             Conner & Winters, P.C.
                             3700 First Place Tower
                               15 East 5th Street
                           Tulsa, Oklahoma 74103-4344
                                 (918) 586-5711
                               -------------------
         Approximate date of commencement of proposed sale of the securities to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                    CALCULATION OF REGISTRATION FEE
====================================== =================== ===================== ===================== ========================
                                                             Proposed maximum      Proposed maximum
Title of each class of securities to      Amount to be      offering price per    aggregate offering          Amount of
            be registered                registered (1)         share (2)             price (2)         registration fee (1)
-------------------------------------- ------------------- --------------------- --------------------- ------------------------
Common Stock ($.001 par value)             1,157,186               $2.33            $2,696,243.38            $249           $
====================================== =================== ===================== ===================== ========================

(1) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus that forms a part of this Registration Statement relates in part to shares of Common Stock registered under the registrant's Registration Statement on Form S-1 (Registration No. 333-68381) and registrant's Registration Statement on Form S-3 (Registration No. 333-45586), which includes the registration of 4,050,543 shares of Common Stock not disposed of to date by certain of the Selling Stockholders named herein. The amount of the filing fees associated with those securities and that were paid with those registration statements were $18,055 and $6,444. Accordingly, the filing fee paid herewith is associated with 1,157,186 shares of Common Stock, the number of shares not being carried forward from such earlier registration statement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c ) under the Securities Act on the basis of the average of the bid and asked price of the common stock of the registrant on June 25, 2002, as reported on the Nasdaq National Market.

         Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-68381) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-45586), and such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. This registration statement and the registration statement being amended are collectively referred to as the "Registration Statement."

         The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 28, 2002

                                5,207,729 Shares
                              Beta Oil & Gas, Inc.

                                  Common Stock

                               -------------------

            Up to 5,207,729 shares of our common stock (including up to 906,411 shares that may be issued upon conversion of our preferred stock and upon exercise of outstanding stock purchase warrants issued in our private placement of those securities in 2001) may be offered for sale from time to time by the selling stockholders named on page 13 of this prospectus, or their transferees. We will not receive any of the proceeds from the sale of these shares. There are currently 604,271 shares of our preferred stock outstanding, each of which is currently convertible, at the option of the holder, into one share of common stock.There are 872,958 stock purchase warrants outstanding, each of which entitles the holder to purchase one share of our common stock.

            Sales of shares by the selling stockholders may be effected from time to time in one or more transactions, including block trades, in the over-the-counter market, in negotiated transactions or in a combination of any of these methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. The selling stockholders may be deemed "underwriters" within the meaning of the Securities Act of 1933. See "Plan of Distribution" on page 24 of this prospectus. We have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933.

           Our common stock is listed on the Nasdaq National Market under the symbol "BETA". The last reported bid price of the common stock on the Nasdaq National Market of June 25, 2002, was $2.17 per share.

           Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 4 in this prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is June ___, 2002.

                                TABLE OF CONTENTS

                                                                      Page

Where You Can Find More Information....................................2
About Beta Oil & Gas, Inc..............................................4
Risk Factors...........................................................4
Forward-Looking Statements............................................10
Use of Proceeds.......................................................11
Selling Stockholders..................................................12
Plan of Distribution..................................................24
Legal Opinion ........................................................25
Experts...............................................................25

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, special reports, and other information with the Securities and Exchange Commission ("SEC"). You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C. (at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), and at the SEC's regional offices located in New York, New York (at 233 Broadway, New York, New York 10279) or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov". Reports, proxy and information statements and other information concerning us may also be inspected at The Nasdaq Stock Market located at 1735 K Street, N.W., Washington, DC 20006. Information about Beta can also be found at our website at "www.betaoil.com"

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:

[X]      Our Annual Report on Form 10-K for the year ended December 31, 2001;
|X|      Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;
|X| Our definitive proxy statement, as filed with the Securities and Exchange Commission on April 11, 2002 in connection with our solicitation of proxies for the annual meeting of stockholders held June 1, 2002;
|X| The description of our common stock contained in our registration statement on Form 8-A, dated July 1, 1999, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        We will provide, without charge, to each person, including a beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

         Virginia Cherry, Secretary
         Beta Oil & Gas, Inc.
         6120 South Yale, Suite 813
         Tulsa, Oklahoma 74136
         (918) 495-1011

                           ABOUT BETA OIL & GAS, INC.

     We are an independent oil and gas company engaged in the exploration, development, production and acquisition of natural gas and crude oil. We are a Nevada corporation formed in June 1997. Our operations are currently focused on the exploration and development of oil and gas producing trends situated primarily in Oklahoma, Texas, Louisiana and Kansas. We also have two wholly owned subsidiaries: BETAustralia, LLC, which participates in the exploration for oil and gas in Australia; and Beta Operating Company LLC, whose search for oil and gas is concentrated in the continental United States, primarily in Oklahoma and Texas. We currently own interests in approximately 318 gross wells, 187 wells net to our interest, in the Mid-Continent, Texas and Louisiana regions and over 18,000 net acres located in these same areas for future exploration.

     Our overall goal is to maximize Beta's value through profitable growth in our oil and gas reserves. In 2001 and to date for 2002, our results from our exploratory program have been disappointing, particularly our higher risk - higher reward projects, and have not yielded any major reserve discoveries. With this in mind, for 2002 we are combining with our exploration and development program, an acquisition program targeting properties that we believe will possess high development potential and will lower our risk profile for reserve additions.

     Our principal executive offices are located at 6120 South Yale, Suite 813, Tulsa, OK 74136, and our telephone number is (918) 495-1011.


                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before deciding to purchase any shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We have a limited operating history and developed property interests and have incurred operating losses since inception.

     We were incorporated in June, 1997. We have a limited operating history and are subject to the risks associated with early stage companies. Since our inception, we have incurred operating losses. As of March 31, 2002, we had an accumulated deficit of $16.139 million. If we are unable to generate positive cash flow from our oil and gas operations, we may continue to incur losses. Our ability to achieve and maintain profitability is uncertain.

We are reliant on the skill, ability and decisions of third party operators to a significant extent.

     We currently operate approximately 53% of the producing wells in which we own a working interest and we are a non-operating working interest owner in the remaining 47%. With respect to the latter, we have entered into joint operating agreements with third party operators for the conduct and supervision of drilling, completion and production operations of those wells and for the operation of those properties. The success of the drilling, development and production of the oil and gas properties in which we have a non-operating working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to

        o         make decisions,
        o         perform their services,
        o         discharge their obligations,
        o         deal with regulatory agencies, and
        o comply with laws, rules and regulations affecting the properties in which we have an interest, including environmental laws and regulations in a proper manner could result in material adverse consequences to our interest in any affected properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us, which could negatively affect our results of operations.

We have not and do not anticipate paying any dividends on our common stock in the foreseeable future.

     We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. Holders of our preferred stock are entitled to receive cumulative dividends at the annual rate of $0.74 per share when and as declared by our board of directors. No dividends may be paid on our common stock unless all cumulative dividends due on the preferred stock have been declared and paid. We may also enter into credit agreements or other borrowing arrangements which may restrict our ability to declare dividends on our common stock.

Various factors, including fluctuations in oil and gas prices and economic conditions, could have a material adverse effect on our financial condition and results of operations and may cause considerable volatility in the market price of our common stock.

     The market value of our common stock may vary significantly in response to changes in our quarterly results of operations. We expect to experience substantial fluctuations in oil and gas prices due to changes in the supply of and demand for oil and gas, which may be caused by

        o    weather conditions,
        o political conditions in the Middle East, South America, and other regions,
        o    domestic and foreign reserves and supply of oil and gas,
        o    the price and availability of alternative fuels,
        o    the level of consumer demand, or
        o    general economic and market conditions.

     In addition, our revenues will be affected by the success or failure of the efforts to drill exploratory wells in the unproven prospects in which we have an interest, the availability of a ready market for the oil and gas production from the wells in which we have an interest and the proximity of such well sites to pipelines and production facilities. Drilling, completion and other costs and expenses will be affected by various market factors over which neither we nor our third party operators may have any control. Due to the uncertainty of our revenues, expenses and profits or losses, the market price of our stock may be volatile in the future.

Our future capital expenditures could exceed those amounts budgeted and could exceed our future funds available for those expenditures.

     We project our 2002 capital expenditures to be approximately $7 million and expect our cash flow from operations and funds received from internally-generated prospects to fund those expenditures. Our planned capital expenditures and/or administrative expenses could exceed those amounts budgeted and could exceed the available cash sourced for those expenditures. While our projected cash expenditures may be as projected, cash flow from operations could be unfavorably impacted by lower than projected natural gas and crude oil prices and/or lower than projected production rates. Additionally, lower natural gas and crude oil prices could adversely impact our ability to raise any funds from the sale of prospects. To the extent that the funds available from operations and prospect sales are insufficient to fund our activity, it may be necessary to raise additional funds through equity or debt financing. Any equity financing could result in dilution to our then-existing shareholders. Sources of debt financing may result in higher interest expense, further security interests in our assets, other equity interest to our lenders and similar developments. Any financing, if available, may be on terms unfavorable to us. If adequate funds are not obtained, we may be required to reduce or curtail operations.

Our hedging activities could result in losses.

     We have previously engaged in oil and gas hedging activities and intend to continue to consider various hedging arrangements to realize commodity prices which we consider protective or favorable. We currently have in place natural gas collars covering 4,000 million British thermal units (MMBtu) of gas per day through February 2003. The floor price is $2.30 per MMBtu and the ceiling price is $2.91 per MMBtu. These contracts are costless and no net premium is received in cash or as a favorable rate. For crude oil, we have in place collars covering approximately 167 barrels a day through March 2003. The floor price is $20.50 per barrel and the ceiling price is $21.75 per barrel. As with the natural gas contracts, the crude oil contracts are costless and no net premium is received in cash or as a favorable rate. The impact of changes in the market price for oil and gas on the average oil and gas prices received by us may be reduced from time to time based on the level of our hedging activities. These hedging arrangements may limit our potential gain if the market prices for oil and gas were to rise substantially over the ceiling price established by the hedge. In addition, our hedging arrangements expose us to the risk of financial loss in certain circumstances, including instances in which (1) production is less than expected or (2) the counterparties to our hedging arrangements fail to honor their financial commitments.

We have substantial long-term indebtedness.

     Under our current credit facility, which was acquired through the Red River Energy merger, we have a total indebtedness outstanding of approximately $13.7 million with a current total borrowing capacity of $14.4 million. With a reduction in commodity prices and a reduction in our proved developed reserves, our borrowing capacity under this facility has not significantly increased and the facility is not expected to be a material source of funds. We are currently required to pay interest only on the amount outstanding on a monthly basis. Should our proved developed reserves not materially increase and/or pricing substantially decrease before the next re-determination date, our current borrowing base may be reduced below the amount currently borrowed and outstanding. If this event occurs we would be obligated to pay down the outstanding amount to the re-determined borrowing capacity. We would rely on cash flow from operations and funds generated from prospect sales to make this pay down. Since the facility is secured by our producing oil and gas properties, should we be unable to pay down the obligation at re-determination or maturity, we could sustain a loss on our investment as a result of foreclosure by the lender on the interests in these properties. The next re-determination date is October 2002 and the credit facility matures in March 2004.

Our oil and gas activities are subject to various risks which are beyond our control.

     Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and gas. Although we or the third party operator of the properties in which we have an interest may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, production of oil and gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include:

        o human error, accidents, labor force and force majeure factors that may cause personal injuries or death to persons and destruction or damage to equipment and facilities,
        o blowouts, fires, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment,
        o         unavailability of materials and equipment,
        o         engineering and construction delays,
        o         unanticipated transportation costs and delays,
        o unfavorable weather conditions and hazards resulting from unusual or unexpected geological or environmental conditions,
        o         environmental regulations and requirements,
        o accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment,

        o changes in laws and regulations, including laws and regulations applicable to oil and gas activities or markets for the oil and gas produced,
        o fluctuations in supply and demand for oil and gas causing variations within the prices we receive for our oil and gas production,
        o the internal and political decisions of OPEC and oil and gas producing nations and their impact upon oil and gas prices.

     As a result of these risks, expenditures, quantities and rates of production, revenues and cash operating costs may be affected materially and adversely and may differ materially from those anticipated by us.

We depend substantially on the continued presence of key personnel for critical management decisions and industry contacts.

     Our future performance will be substantially dependent on the performance of our executive officers and key employees. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows.

Governmental and environmental regulations could adversely affect our business.

     Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

     Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have oil and gas operations. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any of the following ways:

        o     from a well or drilling equipment at a drill site;
        o from gathering systems, pipelines, transportation facilities and storage tanks;
        o damage to oil and natural gas wells resulting from accidents during normal operations; and
        o     blowouts, cratering and explosions.

     Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

Competition.

     The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, we compete with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more expertise. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than ours and there can be no assurance that we will be able to compete effectively with these larger entities.

Development Risks and Production.

     A portion of our oil and gas reserves is or may become, with future successful drilling of our prospects, proved undeveloped reserves. Successful development and production of such reserves, although categorized as "proved", cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing proved undeveloped reserves. There is no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

Title to the properties in which we have an interest may be impaired by title defects.

     We generally obtain title opinions on properties which we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or failure. Under the terms of the operating agreements affecting our properties, any monetary loss arising from title failure or defects is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses which may be sustained in connection with all oil and gas activities.

     We have purchased and are maintaining a general and excess liability policy with a total limit on claims of $27,000,000 and a workers compensation policy to provide added insurance if the coverage provided by an operators policy is inadequate to cover our losses. Our policies, and the policies maintained by our third party operators, which have limits ranging from $10,000 to $25,000,000 depending on the type of occurrence, generally cover:

o        personal injury,
o        bodily injury,
o        third party property damage,
o        medical expenses,
o        legal defense costs,
o        pollution in some cases,
o        well blowouts in some cases and
o        workers compensation

     A loss in connection with our oil and gas properties could have a materially adverse effect on our financial position and results of operation to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Our international operations may be adversely affected by a number of factors.

     Although the majority of our exploration efforts are focused in the United States, we have international operations in Eastern Australia. Our operations in Eastern Australia represent our only foreign operations. We currently have no binding agreements or commitments to make any material international investment.

     Our foreign operations in Eastern Australia may be adversely affected by a number of factors, including:

o local political and economic developments could restrict or increase the cost of our foreign operations;
o        exchange controls and currency fluctuations;
o royalty and tax increases and retroactive tax claims could increase costs of our foreign operations;
o expropriation of our property could result in loss of revenue, property and equipment;
o import and export regulations and other foreign laws or policies could result in loss of revenues; and
o laws and policies of the United States affecting foreign trade, taxation and investment could restrict our ability to fund foreign operations or could make foreign operations more costly.

Our future performance depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable.

     In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. We intend to increase our reserves after taking production into account through exploitation, development and exploration on our existing oil and gas properties as well as on newly acquired properties. We may not be able to replace reserves from such activities at acceptable costs. Low prices of oil and gas may further limit the kinds of reserves that can economically be developed. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

     We are continually identifying and evaluating opportunities to acquire oil and gas properties, including acquisitions that would be significantly larger than those consummated to date by us. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations.

Estimating reserves and future net reserves involves uncertainties and oil and gas price declines may lead to impairment of oil and gas assets.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data included in the documents incorporated herein by reference represent only estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time.

     Quantities of proved reserves are estimated on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomical to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, they will have the effect of increasing the rates of depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties which would result in a further non-cash charge to earnings.

If we miscalculated our future cash requirements due to any of the risk factors detailed here or for any other reason, we would then need to service our existing bank debt and/or fund our growth strategy though additional financings and failure to obtain such financings would not only hamper our ability to expand our oil and gas operations but could result in a contraction of our business and activities.

     Failure to raise such additional funds could materially adversely affect:

o our ability to participate in wells proposed to be drilled and the potential economic benefit that such wells might generate,
o        our plans for aggressive expansion of our exploration activities,
o our ability to take advantage of opportunities to acquire interests in future projects on favorable terms, and
o        our financial condition.

    Without the availability of additional funds, we may be required to:

o        reduce our operations and business activities,
o        forfeit our interest in wells that are proposed to be drilled,
o        farm-out our interest in proposed wells,
o sell a portion of our interest in proposed wells and use the proceeds to fund our participation for a lesser interest, or
o        reduce our general and administrative expenses.

     If additional financing is obtained by us, such financing:

o        may not be available on terms that are advantageous to us,
o would dilute the percentage stock ownership of existing stockholders if additional equity securities are issued to raise the additional financing, and
o could result in the issuance of additional equity securities which may have better rights, preferences or privileges than are available with respect to shares of our common stock held by our existing stockholders

Shareholders may experience dilution resulting from the employment contract of Steve Antry.

     We executed an employment contract with the President and Chairman of the Board of Directors, Mr. Steve Antry, dated June 23, 1997. The contract may be terminated by us without cause upon the payment of, among other items, options containing a five-year term to acquire our common stock in an amount equal to 10% of the then issued and outstanding shares, piggyback registration rights and an exercise price equal to 60% of the fair market value of the shares during the sixty-day period of time preceding the termination notice, such amount not to exceed $3.00 per share.

     If we were to terminate Mr. Antry without cause, the common shareholders would experience immediate and substantial dilution resulting from the issuance of a large number of options owned by Mr. Antry with an exercise price substantially lower than the market price.


                           FORWARD LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct.

     All forward-looking statements contained in or incorporated by reference into this prospectus are based on assumptions believed to be reasonable.

     These forward-looking statements include statements regarding:

o        plan of operation for 2002
o estimates of proved reserve quantities and net present values of those reserves,
o        reserve potential,
o        business strategy,
o        capital expenditures - amount and types,
o        expansion and growth of our business and operations,
o        expansion and development trends of the oil and gas industry,
o        production of oil and gas reserves,
o        exploration prospects,
o        wells to be drilled, and drilling results, and
o        operating results and working capital.

     We can give no assurance that our expectations and assumptions will prove to be correct. Reserve estimates of oil and gas properties are generally different from the quantities of oil and natural gas that are ultimately recovered or found. This is particularly true for estimates applied to exploratory prospects and new production. Additionally, any forward-looking statements are subject to various known and unknown risks, uncertainties and contingencies, many of which are beyond our control. Such things may cause actual results, performance, achievements or expectations to differ materially from what we anticipated.

     Factors that may affect such forward-looking statements include, but are not limited to:

o our ability to generate additional capital to complete our planned drilling and exploration activities,
o risks inherent in oil and gas acquisitions, exploration, drilling, development and production,
o        oil and natural gas prices,
o        competition from other oil and gas companies,
o        shortages of equipment, services and supplies,
o        general economic, market or business conditions,
o economic, market or business conditions in the oil and gas industry and in the energy business generally,
o        government regulation,
o        environmental matters,
o financial condition and operating performance of the other companies participating in the exploration, development and production of oil and gas ventures in which we are involved; and
o other matters described under "Risk Factors" elsewhere in this prospectus.

     In addition, since many of our prospects are currently operated by third parties, we may not be in a position to control costs, safety and timeliness of work as well as other critical factors affecting a producing well or exploration and development activities.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus. If any of the outstanding common stock purchase warrants are exercised for the purpose of selling the shares of common stock issuable upon such exercises, we would receive up to $7,148,537 in payment of the exercise price and those funds would be used for general working capital purposes or to pay down outstanding indebtedness.

                              SELLING STOCKHOLDERS
Background

     On June 29, 2001 we completed a private placement of our Series A 8% Convertible Preferred Stock and common stock purchase warrants, offered as units of one Preferred Share and one-half of one Warrant at $9.25 per unit. Net proceeds received from the Offering were approximately $5,056,234, net of estimated offering expenses of $533,156, including brokers' commissions and other fees and expenses. We issued 604,271 shares of preferred stock, each of which is convertible into one share of common stock and 302,140 warrants to purchase a like number of shares of our common stock at an exercise price of $9.25 per share. Brokers were issued 59,775 non-callable warrants as part of their commission, each of which is also exercisable at a price of $9.25 per share. All of the warrants expire five years from the date of issuance unless we elect to extend them.

     Under the subscription agreement, we agreed to register, within one year of the completion of the offering, the resale of the shares of our common stock (i) issuable upon conversion of the outstanding preferred shares, and (ii) issuable upon exercise of the warrants issued in connection with the private placement.

     Additionally, on September 19, 2000, we issued 10,000 shares of our common stock and 100,000 callable common stock purchase warrants to Duke Field Services, L.L.C. ("Duke") as partial consideration paid to Duke for the purchase of a note payable with a principal balance, including interest, of $2,270,000 and Duke's interest in the TCM coal bed properties. In addition to the common stock and stock warrants, Duke received approximately $560,000 cash. The callable common stock purchase warrants will expire on September 19, 2004 and have an exercise price of $10.78 per share. Duke has piggyback registration rights, which gives Duke the option to register its common stock and any common stock issued upon exercise of their warrants when Beta registers any shares of its common stock under the Securities Act of 1933, as amended, on a form which would permit the inclusion of Duke's common stock. Duke has elected to exercise its piggyback registration rights. To date, Duke has not exercised any of its warrants.

    We have issued common stock and stock purchase warrants to other qualified investors in the past in private placements for cash or, in some instances, for services rendered. Offers and sales of common stock issued to these investors in the private placement and the shares of common stock which may be issued in the future in connection with the exercise of these warrants are covered by this prospectus.

    The following table is prepared based on information supplied to us by the listed selling security holders. The term "selling security holders," as used in this prospectus, includes the security holders listed below and their transferees, pledgees, donees or other successors acquiring an interest in the shares after the date of this prospectus. The table assumes that the selling security holders will sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

The following table sets forth:

o        the name of the selling security holders;
o the number and percent of outstanding shares of our common stock that the selling security holders beneficially owned prior to the offering for resale of any of the shares of our common stock covered by this prospectus;
o the number of shares of our common stock that may be offered for resale for the account of the selling security holders under this prospectus; and
o the number and percent of shares of our common stock to be held by the selling security holders after the offering of the resale shares (assuming all of the resale shares are sold by the selling security holders).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each security holder may offer under this prospectus. We do not know how long the security holders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the security holders listed below.

     Except as described below, none of the persons or entities named below has had a material relationship with us or any of our subsidiaries within the past three years. Similarly, unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed as beneficially owned by that person or entity. The number of shares of common stock outstanding used in the calculation of the percentage for each person listed includes the number of shares of common stock underlying the preferred stock, options and warrants held by that person that are exercisable within 60 days of May 31, 2002. The applicable percentages of ownership are based on an aggregate of 12,392,557 shares of our common stock issued and outstanding on May 31, 2002. The number of shares beneficially owned by the selling security holders is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose; provided, however, that for the purpose of computing beneficial ownership of the selling security holders listed below, each such selling security holder is deemed to beneficially own the shares of common stock issuable upon conversion of the preferred stock and the exercise of the options and warrants issued to him or her , but excludes shares of common stock underlying preferred stock, options and warrants held by any other person.

                                              Shares of Common                                 Shares of Common
                                             Stock Beneficially                               Stock Beneficially
                                           Owned Prior to Offering                           Owned After Offering(1)
                                      ---------------------------------                      ----------------------

                                                       Shares
                                                     Issuable
                                                     Upon the
                                                  Exercise of                Number of
                                                        Stock                   Shares
                                         Number     Warrants/                    Being           Number
Security Holders                      of Shares       Options     Percent      Offered        of Shares    Percent
----------------------------          ---------   -----------    --------    ---------        ---------    -------
Steve Antry and                       1,501,000       106,000      12.86%    1,500,000          107,000          *
   Lisa Antry, Jointly  (2)
Robert E. Davis, Jr.                    250,000            --       2.02%      250,000               --         --
R. Thomas Fetters  (3)                  300,500        45,000       2.78%      300,500           45,000          *
Stephen L. Fischer  (4)                 358,000        70,000       3.43%      375,000           53,000          *
Rolf N. Hufnagel (5)                     891,00            --       7.19%      891,000               --         --
Joe C. Richardson, Jr.                  420,000            --       3.39%      400,000               --         --
Duke Energy Financial
   Services, LLC                         10,000       100,000           *      110,000               --         --
Broker Warrants                              --        59,775           *       59,775               --         --
A.C. WilDen Holdings, L.L.C.
   James M. Tallent, Manager             16,216         8,108           *       24,324               --         --
Marilyn J. Allgood Living Trust
   Marilyn J. & Gerald R.
   Allgood TTEES                          1,000           500           *        1,500               --         --
J. Scott & Donna L. Allison               4,986         2,494           *        7,480               --         --
John K. Alstrom                           2,500         1,250           *        3,750               --         --
Anderson Family Trust                     5,000         2,500           *        7,500               --         --
Leonard J. Aten                           1,100           550           *        1,650               --         --
Barinder Athwal                           2,000         1,000           *        3,000               --         --
UBS PaineWebber as IRA
   Customer FBO Harold Dean
   Bauman                                 5,000         2,500           *        7,500               --         --
Resources Trust Company Trust
   U/A FBO Delfin J. Beltran
   Acct.                                  5,400         2,700           *        8,100               --         --
Brenda Berg                               2,162         1,082           *        3,244               --         --
Sidney E. Bickel Trust
   Sidney E. Bickel, TTEE                 1,000           500           *        1,500               --         --
Blaine Investments
   Rodger Jensen, Partner                 5,000         2,500           *        7,500               --         --

Michael L. Blair and Kerri K.
   Blair, JT                             11,500         5,750           *       17,250               --         --
Blick's Inc.                             10,000         5,000           *       15,000               --         --
BLN, L.P., a Calif. Limited
   Partnership                            2,500         1,250           *        3,750               --         --
W. F. Bonner Testamentary Trust,
   Donald R. Lawrenz, Trustee             1,027           514           *        1,541               --         --
David G. Brown                            1,000           500           *        1,500               --         --
Suzanne Lindley Brown                     1,500           750           *        2,250               --         --
The Burley Living Trust
   Wilma E. Burley, TTEE                  5,000         2,500           *        7,500               --         --
John W. Calvert                           2,200         1,100           *        3,300               --         --
Fred H. Carlisle Jr. Living Trust,
   Fred H. Carlisle, Trustee              2,500         1,250           *        3,750               --         --
Erick G. Carlson                          2,800         1,400           *        4,200               --         --
Carson Family Trust
   Alice Beryle Carson & Judy
   Kauffman, Co-TTEE's                    5,000         2,500           *        7,500               --         --
Centurion Counsel Market
   NeutralFund Firstar Bank               5,000         2,500           *        7,500               --         --
Leroy L. Clerico                          2,946         1,474           *        4,420               --         --
The Joseph & Betty Lou Connolly
   Family Trust
   Joseph Connolly, TTEE                  4,986         2,494           *        7,480               --         --
W. Frank Cornell, IV                      2,500         1,250           *        3,750               --         --
William P. Cote                           3,500         1,750           *        5,250               --         --
Haig Davidian 1999 Revokable
   Trust                                 10,000         5,000           *       15,000               --         --
Janice A. Davidson Rev. Trust
   Janice A. Davidson, TTEE               2,000         1,000           *        3,000               --         --
Donald & Clarice M. Davied                1,000           500           *        1,500               --         --
Del Campbell Cattle Co.                   5,000         2,500           *        7,500               --         --
Joseph F. Desmond, TTEE of the
   Desmond Survivors Trust               20,000        10,000           *       30,000               --         --
Robert E. Duncan Trust
   Robert E. Duncan, TTEE                 2,500         1,250           *        3,750               --         --
Anthony F. Ecock                          2,500         1,250           *        3,750               --         --
Eurohealth Ventures, Inc.                 5,400         2,700           *        8,100               --         --
James R. & Dwanna N. Famalette            2,500         1,250           *        3,750               --         --
Joe B. Fields Family Partners, LP         5,000         2,500           *        7,500               --         --
Fields Grandchildren's Trust
   Kathryn R. Fields TTEE                 5,000         2,500           *        7,500               --         --
Joe W. Frazer, M.D. and Jill B.
   Frazer                                 2,500         1,250           *        3,750               --         --
The Freeland Family Trust,
   David E. & Lesley P.
   Freeland, TTEES                        5,000         2,500           *        7,500               --         --

Edward D. & Jacqueline M.
   Givins Family Trust,  Edward
   D. & Jacqueline M. Givins,
   TTEES                                  2,800         1,400           *        4,200               --         --
Dale & Rhenda Glasco Living
   Trust                                 15,008         7,504           *       22,512               --         --
Dika Golovatchoff Living Trust            1,100           550           *        1,650               --         --
Paul L. Gould                            10,000         5,000           *       15,000               --         --
Graham, Jones & Sowins Profit
   Sharing Trust                          2,800         1,400           *        4,200               --         --
Robert E. & Jeanette Grider               2,500         1,250           *        3,750               --         --
Dan L. Haffner                            3,000         1,500           *        4,500               --         --
Pat J. Haffner                            3,000         1,500           *        4,500               --         --
David E. Hall                            10,000         5,000           *       15,000               --         --
James Heitkotter                          2,541         1,270           *        3,811               --         --
Harry N.  Herbert Trust                   1,100           550           *        1,650               --         --
Quentin L. and M. Elaine Hirt             2,500         1,250           *        3,750               --         --
Vernon J. Hirt Trust,  Vernon J.&
   Donna M. Hirt, TTEES                   2,500         1,250           *        3,750               --         --
Darol M. & Lucy B. Hoffman               10,000         5,000           *       15,000               --         --
Gwen Janes                                1,000           500           *        1,500               --         --
JMI Limited, L.P.                         2,800         1,400           *        4,200               --         --
Richard D. Jorgensen                      1,080           540           *        1,620               --         --
Richard L. Kagy                           2,000         1,000           *        3,000               --         --
The Kahili Family Limited                                               *
   Partnership                            1,400           700                    2,100               --         --
Kashian Group, Ltd.                       5,000         2,500           *        7,500               --         --
Katzman Family Trust
   Abraham & Sylvia Katzman,
   TTEES                                  1,000           500           *        1,500               --         --
H. Arnold Kela Farms Employee
   Retirement  Trust                      2,500         1,250           *        3,750               --         --
Kenco Investments Inc. PSP
   Ken Boyd TTEE                          2,500         1,250           *        3,750               --         --
Mary K. Klenda Living Trust,
   Mary K. Klenda, TTEE                   1,000           500           *        1,500               --         --
Landon Investment Company, Inc           10,000         5,000           *       15,000               --         --
James W. Lindley                          1,500           750           *        2,250               --         --
Laurie A. Lindley                         1,500           750           *        2,250               --         --
Les & Marguerite Lindley Living
   Trust, Les & Marguerite
   Lindley, TTEES                         1,500           750           *        2,250               --         --
Greg & Phyllis Long                       5,000         2,500           *        7,500               --         --
Valera W. Lyles                           2,500         1,250           *        3,750               --         --
James D. Marshall                         2,000         1,000           *        3,000               --         --
David V. Martin Rev. Tr., David
   V. & Nancy Martin, TTEES               3,000         1,500           *        4,500               --         --
The McGuinness Ltd. Partnership           6,000         3,000           *        9,000               --         --

Russell W. Meyer III                      1,000           500           *        1,500               --         --
Miller Family Trust, Kenneth G.
   & Helen P. Miller, TTEES               2,800         1,400           *        4,200               --         --
Earl C. Monroe                            3,000         1,500           *        4,500               --         --
Ariel Mullins                             2,800         1,400           *        4,200               --         --
Douglas & Cynthia  Myovich,               7,500         3,750           *       11,250               --         --
Deni J. & Marjorie J. Pacini              2,500         1,250           *        3,750               --         --
Page Trust                               20,000        10,000           *       30,000               --         --
Sam A. and Carolyn S. Parks               2,000         1,000           *        3,000               --         --
Charles  & Ruth  Pavlik Trust
   Charles J. & Ruth E. Pavlik,
   CoTTEEs                                2,500         1,250           *        3,750               --         --
Kim D. Pavlik Roth IRA                    5,000         2,500           *        7,500               --         --
Victoria A. Pavlik                        2,500         1,250           *        3,750               --         --
Victoria A. Pavlik IRA Rollover           5,000         2,500           *        7,500               --         --
W. Bradley & Carolyn L. Post              1,000           500           *        1,500               --         --
Terry J. Powell                           2,500         1,250           *        3,750               --         --
Walter R. Reinhardt                      11,000         5,500           *       16,500               --         --
Dean Ritchie                              5,000         2,500           *        7,500               --         --
Ed Ritchie                                4,000         2,000           *        6,000               --         --
J. Proctor Ritchie                        5,000         2,500           *        7,500               --         --
The Rochelle Family Trust                 2,800         1,400           *        4,200               --         --
Dr. Joseph Rubinfeld                      5,000         2,500           *        7,500               --         --
James J. Ryskamp, Jr. MD 401(k)
   Profit Sharing Trust FBO James
   J. Ryskamp, Jr. M.D.                   5,500         2,750           *        8,250               --         --
Victor & Arlyne J. Sahatdjian
   Family Revocable Trust,
   Victor & Arlyne J. Sahatdjian
   Co-TTEES                               5,000         2,500           *        7,500               --         --
Resources Trust Company Trust
   U/A FBO Jay B. Samra Acct.             1,000           500           *        1,500               --         --
Jason Sanders                             2,500         1,250           *        3,750               --         --
Stacy Sanders                             2,500         1,250           *        3,750               --         --
Stanley J. Sanders Living Trust           2,500         1,250           *        3,750               --         --
Albert Savolt                            20,000        10,000           *       30,000               --         --
Nancy L. Scheidt                         11,000         5,500           *       16,500               --         --
UBS Paine Webber as IRA Cust.
   FBO Stuart H.Schmaltz                  5,000         2,500           *        7,500               --         --
James L. Schooley, MD, Inc.,
   MPS FBO James L. Schooley, J
   James L. Schooley, MD, TTEE            4,973         2,486           *        7,459               --         --
Sciaroni Family Trust
   Lloyd G. Sciaroni, TTEE                2,500         1,250           *        3,750               --         --
Daniel F. Selleck                         5,000         2,500           *        7,500               --         --
Eugene Shapland Trust,
   Eugene & Saundra Sue
   Shapland, TTEES                        1,000           500           *        1,500               --         --
Keith E. Shapland                           500           250           *          750               --         --
Alan Shows and Kathy Shows                6,000         3,000           *        9,000               --         --

John E. & Jean L. Sikes
   Revokable Living Trust                10,000         5,000           *       15,000               --         --
UBS PaineWebber as IRA  Cust.
   for Robert C. Skidmore                 2,500         1,250           *        3,750               --         --
Slater & Company 401(k) Pension
   & Profit Sharing Plan, John
   Slater, TTEE                           2,700         1,350           *        4,050               --         --
Glenn D. & William T.
   Smitherman                             1,000           500           *        1,500               --         --
David Sproul                              3,200         1,600           *        4,800               --         --
Bear Stearns Sec. Corp. FBO
   Joseph J. St. Marie IRA                1,000           500           *        1,500               --         --
Superior Rubber Stamp & Seal,
   Inc. Profit Sharing Trust,
   Kenneth Lowrance, TTEE                 3,000         1,500           *        4,500               --         --
M. William and Barbara Syrios             1,000           500           *        1,500               --         --
Norman C. and Barbara L. Tanner           2,700         1,350           *        4,050               --         --
Temple Family Trust, J. Martin &
   Bobbye S. Temple, TTEES                5,000         2,500           *        7,500               --         --
Miles H. Thomas Family Trust
   Miles H. & Joan Thomas, TTEES          7,946         3,974           *       11,920               --         --
UBS PaineWebber as IRA
   Cust. for Gary R. Tingstad             2,500         1,250           *        3,750               --         --
Gary R. Tingstad Living Trust
   Gary R. Tingstad TTEE                  2,500         1,250           *        3,750               --         --
Robert J. Tippin                          1,000           500           *        1,500               --         --
Tolfree Family Trust
   Charles H. Tolfree, TTEES              2,500         1,250           *        3,750               --         --
Total Benefit Services, Inc. 401K
   Plan FBO Richard Aune                  3,000         1,500           *        4,500               --         --
James W. Totman Trust
   James W. Totman TTEE                   5,000         2,500           *        7,500               --         --
TRC Properties, Inc.                     11,000         5,500           *       16,500               --         --
Arthur Trevorrow IRA Rollover             3,000         1,500           *        4,500               --         --
Arthur & Kay Treverrow Family
   Trust, Arthur & Kay Trevorrow
   TTEES                                  3,000         1,500           *        4,500               --         --
Truck Dispatch Service, Inc.              5,000         2,500           *        7,500               --         --
The Twomey Family Trust
   William Lee & Jodi Lynne
   Twomey, TTEES                          2,500         1,250           *        3,750               --         --
Tim M. Tyler                              2,500         1,250           *        3,750               --         --
Judith L. Vanderhoof                      7,500         3,750           *       11,250               --         --
James H. & Susan E. VinZant               2,500         1,250           *        3,750               --         --
Michael Wallace & Miriam Kim              5,000         2,500           *        7,500               --         --
Richard N. Walton IRA                     2,000         1,000           *        3,000               --         --

Cal Watters                               1,000           500           *        1,500               --         --
Sylvia Weinrieb Trust
   Sylvia Weinrieb TTEE                   2,000         1,000           *        3,000               --         --
Arthur L. & Oma Jean Westeman             5,000         2,500           *        7,500               --         --
Keith & Harrie Whipple Living
   Trust, Keith Whipple, Harrie
   Whipple, Jennifer Whipple,
   TTEE's                                 5,000         2,500           *        7,500               --         --
UBS PaineWebber as IRA Cust.
   for  Paul Winklesky                    5,000         2,500           *        7.500               --         --
James J.Witwer Employee Benefit
   Trust                                  2,000         1,000           *        3,000               --         --
John L. Woolf, II                        10,000         5,000           *       15,000               --         --
Massoud Assemi IRA                           --           500           *          500                          --
Said Assemi IRA                              --           500           *          500                          --
Bill Bennett and Joyce Bennett, as
   Community Property                        --           500           *          500                          --
Berberian & Gasarian Family
   Foundation                                --         2,500           *        2,500                          --
William P. Berliner and Marie E.
   Berliner, JTWROS                          --         1,000           *        1,000                          --
Resources Trust Company, Cust.
   FBO William P. Berliner IRA               --         1,000           *        1,000                          --
Lawrence J. Bertaina, TTEE
   Lawrence J. Bertaina Rev.
   Living Trust U/A DTD 9/18/89              --           500           *          500                          --
Black Diamond Blade, Inc. Profit
   Sharing Plan & Trust, Franklin
    Brenner, Trustee                         --           750           *          750                          --
Susan A. Blair                               --         1,500           *        1,500                          --
Lamarcus L. Blount and Michelle
   T. Blount, JTWROS                         --           500           *          500                          --
Robert M. Bragg TTEE FBO the
   Robert M. Bragg Separate
   Property Trust UTD 5/30/72                --           500           *          500                          --
Frank Brenner                                --           750           *          750                          --
Hoby Brenner & Alexis Brenner                --         1,250           *        1,250                          --
Fred H. Carlisle, Trustee for the
   Fred H. & Sue Z. Carlisle
   Revocable Trust                           --           500           *          500                          --
Robert T. Cherry and Tay N.
   Cherry, TTEES of the Cherry
   Family Trust                              --           500           *          500                          --
Mehran Chooljian and Madeline
   Chooljian TTEES of the Mehran
   and Madeline Chooljian Family
   Trust DTD 8-20-91                         --         3,500           *        3,500                          --

Susan M. Coffman and Leroy B.
   Coffman II, Community
   Property                                  --         2,000           *        2,000                          --
Construction Developers, Inc.                --         4,000           *        4,000                          --
Lee R. Copeland                              --           500           *          500                          --
Allan A. Corrin                              --         2,000           *        2,000                          --
Charles Elliott Curtis & Charlene
   Ann Curtis, TTEES FBO
   Charles & Charlene Curtis
   Family Trust UTD 4/15/94                  --         5,000           *        5,000                          --
Mahendra Defonseka, M.D.                     --           375           *          375                          --
Joseph F. Desmond, TTEE of the
   Desmond Survivors Trust                   --         1,500           *        1,500                          --
Judith Dickison-Ryskamp                      --           500           *          500                          --
Donaldson, Lufkin Jenrette
   Securities Corp. CUST FBO
   Stephen A. Fields IRA                     --           750           *          750                          --
Larry R. Duncan                              --           250           *          250                          --
Robert E. Duncan and Linda L.
   Duncan, community property                --        10,000           *       10,000                          --
Abed Elhaj                                   --           500           *          500                          --
John Steven Ellis, Sr. and
   Rebecca C. Ellis, JTWROS                  --           500           *          500                          --
James R. Famalette and Dwanna
   N. Famalette, Community
   Property                                  --         1,000           *        1,000                          --
Kathryn R. Fields TTEE, Fields
   Grandchildren's Trust                     --         1,000           *        1,000                          --
Joe W. Frazer, M.D. and Jill B.
   Frazer, JTWROS                            --         1,000           *        1,000                          --
C. Walter Frick, TTEE of the
   Frick Family Trust UTD                    --           500           *          500                          --
Charles Gessert                              --         1,000           *        1,000                          --
Dale Glasco TTEE, Glasco
   Family Trust                              --         2,000           *        2,000                          --
Rodger C. Glaspey TTEE,
    Glaspey Family Trust                     --         5,000           *        5,000                          --
Paul L. Gould                                --           750           *          750                          --
Robert E. Grider and Jeanette
   Grider, as community property             --           250           *          250                          --
Donald H. Hangen and Patricia C.
   Hangen, TTEES Hangen Family
   Trust UTD 3/6/96                          --           500           *          500                          --
John Hartman                                 --           500           *          500                          --
B. M. Den Hartog TTEE of the
   Den Hartog 1989 Family Trust              --           375           *          375                          --
James Heitkotter and June G.
   Hartley, JTWROS                           --           500           *          500                          --

Frank Hendricks IRA                          --           500           *          500                          --
Richard W. Hibner and Eileen W.
   Hibner, as community property             --         1,461           *        1,461                          --
T. William Hill and Barbara C.
   Hill, JTWROS                              --         1,000           *        1,000                          --
Darol Hoffman TTEE for Richard
   D. Gordon, Inc. Profit Sharing
   Plan                                      --         5,000           *        5,000                          --
Robert E. Homen and Lucy M.
   Homen, Community Property                 --           500           *          500                          --
J.P. Horn and Jill B. Horn,
   Community Property                        --           500           *          500                          --
Joseph Bernard Hughes                        --           250           *          250                          --
Luther C. Hunnicutt & Carroll N.
   Hunnicutt, as Community
   Property                                  --           500           *          500                          --
Gloria Jean Iorio IRA                        --         1,000           *        1,000                          --
David A. Jacobs                              --           500           *          500                          --
John R. Jeffries and Pamela A.
   Jeffries, Community Property              --           250           *          250                          --
J. Ronald Johnson and Christine
   E. Johnson, tenants in common             --           250           *          250                          --
Roy Jura and Betty Jane Jura as
   Community Property                        --           588           *          588                          --
K&B Development, Inc. Profit
   Sharing Trust FBO R. Kent
   Kunz                                      --         2,250           *        2,250                          --
H. Arnold Kela and Colleen F.
   Kela, as Community Property               --         1,000           *        1,000                          --
H. Arnold Kela Farms Employee
   Retirement Plan & Trust                   --         2,000           *        2,000                          --
Lisa Kelton TTEE FBO Michael
   K. Kelton and Lisa Kelton
   Living Trust                              --           500           *          500                          --
Ken Boyd TTEE FBO of the
   Kenco Investment Inc. Profit
   Sharing Plan                              --           500           *          500                          --
Gary R. Keszler and Marlene
   Keszler, JTWROS                           --         1,000           *        1,000                          --
Harry A. Khasigian and Lynda H.
   Khasigian, Trustees of the
   Khasigian Revocable Living
   Trust, dated 7/24/91                      --         2,000           *        2,000                          --
Byron Kilpatrick and Myriam
   Kilpatrick, JTWROS                        --         2,000           *        2,000                          --
Kimura Markets, a corporation                --           750           *          750                          --
Craig S. Kinard                              --         1,500           *        1,500                          --

Gerald W. King and Edith C.
   King, TTEES, The King Family
   Living Trust                              --         1,000           *        1,000                          --
Thomas A. King DDS, Inc.                     --         2,000           *        2,000                          --
Tom Kourafas                                 --           375           *          375                          --
Donald C. Laines and Ellen J.
   Laines                                    --           500           *          500                          --
Steve Langhofer                              --         5,000           *        5,000                          --
Frank J. Lanotte SEP/IRA FBO
   Frank J. Lanotte                          --           700           *          700                          --
D. Kevin Lester                              --         5,000           *        5,000                          --
Bret Levy and Audrey Mathews,
   community property                        --         1,000           *        1,000                          --
H. Wayne Lewis and Janet A.
   Lewis, Trustees of The Lewis
   Family Living Trust                       --         5,000           *        5,000                          --
Betty Lo IRA R/O Bear Stearns
   Sec. Corp Cust.                           --           500           *          500                          --
Coleman B. Looney                            --           500           *          500                          --
Jack Loperena and Joanne
   Loperena                                  --         1,250           *        1,250                          --
Larry J. Loperena                            --           500           *          500                          --
Laurie M. Loperena                           --           500           *          500                          --
Linda A. Loperena                            --           500           *          500                          --
Lindsey J. Loperena                          --           500           *          500                          --
John J. Lusson                               --         1,000           *        1,000                          --
Valera W. Lyles IRA                          --         1,000           *        1,000                          --
Marc Thomas McMahan                          --         1,000           *        1,000                          --
James E. Malanca SEP IRA                     --         1,100           *        1,100                          --
Eunice E. Marks                              --           250           *          250                          --
Daniel R. Martin                             --           250           *          250                          --
Susan B. Martin                              --           500           *          500                          --
J. William McGuinness, TTEE
   McGuinness Family Trust                   --           500           *          500                          --
Dennis C. Meyer                              --           250           *          250                          --
Monterey Peninsula Radiological
   Medical Group Inc. Pension
   Plan for David R. Holley, M.D.,
   Courtney J. Hanson, TTEE                  --         2,000           *        2,000                          --
Edwin Rene Murray and Patricia
   Ruth Murray, JTWROS                       --           500           *          500                          --
Douglas L. Myovich and Cynthia
   L. Myovich, JTWROS                        --         2,000           *        2,000                          --
Ronan O'Caoimh                               --           250           *          250                          --
Deni J. Pacini and Marjorie J.
   Pacini, community property                --           575           *          575                          --
Gordon W. Peterson and Myra L.
   Peterson, JTWROS                          --           250           *          250                          --

Dick R. Polder                               --           500           *          500                          --
William J. Podolsky and Karen I.
   Podolsky, Community Property              --           250           *          250                          --
Robert F. Price and Kathryn S.
   Price, TTEES Price Family
   Trust dtd 6-9-94                          --           500           *          500                          --
Glen L. Prickett & Shirley E.
   Prickett TTEES of the Glen L.
   Prickett & Shirley E. Prickett
   Living Trust DTD 7/28/93                  --           500           *          500                          --
M. Carl Rana and Carla S. Rana,
   JTWROS                                    --           250           *          250                          --
Richard N. Rathbone FBO
   Richard N. Rathbone IRA                   --           250           *          250                          --
Richard N. Rathbone and Susan F.
   Rathbone, JTWROS                          --           500           *          500                          --
Susan F. Rathbone FBO Susan F.
   Rathbone IRA                              --           250           *          250                          --
Robert Redman, TTEE FBO
   Village Capital Corp. MPP                 --         1,000           *        1,000                          --
Walter R. Reinhardt                          --         2,550           *        2,550                          --
Ryskamp Takayama 401K Profit
   Sharing Plan Trust FBO James
   J. Ryskamp, Jr., M.D.                     --         4,500           *        4,500                          --
San Jose Cardiac Surgery Med.
   Grp. Money Purchase Pen. Plan
   FBO Robert Wuerflein, M.D.                --         4,519           *        4,519                          --
Rita L. Sharp                                --           250           *          250                          --
Howard W. and Marguerite J.
   Schoenduve, JTWROS                        --           250           *          250                          --
James L. Schooley, M.D., Inc.,
   Money Purchase Pension Plan               --         1,000           *        1,000                          --
Lloyd G. Sciaroni, TTEE Sciaroni
   Family Trust dtd 5-22-90                  --           200           *          200                          --
Alan Shows and Kathy Shows,
   Community Property                        --         2,000           *        2,000                          --
Leroy W. Smith TTEE Doctors
   Financial Management Co., Inc.
   Employee Benefit Trust                    --         1,000           *        1,000                          --
William N. Snell, as his separate
   property                                  --           600           *          600                          --
Dan Spencer and Pat Carriveau,
   TTEES of the Carriveau
   Spencer Inc. 401K Profit
   Sharing Plan                              --           500           *          500                          --
Myron Stevens                                --         2,000           *        2,000                          --
Sabin Stevens                                --         2,000           *        2,000                          --
Norman C. Tanner and Barbara L.
    Tanner, JTWROS                           --         2,625           *        2,625                          --
J. Martin Temple                             --         1,000           *        1,000                          --

Miles H. Thomas & Joan Thomas
   TTEES, Miles H. Thomas
   Family Trust                              --         1,250           *        1,250                          --
Richard W. Thomas, TTEE, The
   Rancho Security Trust                     --         3,500           *        3,500                          --
Charles H. Tolfree and Beth M.
   Tolfree, Trustees of the
   Tolfree Family Trust dtd 8/14/96          --           250           *          250                          --
   Plan FBO Richard Aune                     --           500           *          500                          --
Truck Dispatch Service, Inc.                 --           500           *          500                          --
Two Gables PTY, Limited                      --        25,000           *       25,000                          --
Ted Vavoulis                                 --         2,500           *        2,500                          --
Vista Mesa, LLC                              --         1,000           *        1,000                          --
Gordon M. Webster, Jr.                       --           500           *          500                          --
John F. Williamson                           --           250           *          250                          --
Patricia A. Williamson IRA                   --           250           *          250                          --
James T. Winton & Jonolyn C.
   Winton, as Community Property             --         1,000           *        1,000                          --
James J. Witwer, M.D., Inc.
   TTEE FBO James J. Witwer,
   M.D., Witwer Employees
   Benefit Trust                             --         2,000           *        2,000                          --
John Alan Wood and Arlene
   Areknas Wood, JTWROS                      --           250           *          250                          --
John L. Woolf, II                            --         1,250           *        1,250                          --
Harold and Betty Zinken Family
   Living Trust                              --           500           *          500                          --


     *  less than 1%

(1) This assumes that all of the shares eligible for sale under this prospectus are sold. None of the selling stockholders are required to sell all or any of their shares.

(2) Mr. Steve Antry and Mrs. Lisa Antry, husband and wife, own 1,501,000 shares as community property. This also includes 25,000 shares of common stock underlying stock warrants which are exercisable at $5.00 per share and expire on March 12, 2003, 40,000 shares of common stock underlying stock options which are exercisable at $6.00 per share and expire on December 31, 2004, 25,000 shares of common stock underlying stock options which are exercisable at $7.70 per share and expire on December 8, 2005 and 16,000 shares of common stock underlying stock options that are exercisable at $4.00 per share and expire on December 24, 2006. Mr. Antry has been our President and Chairman of the Board of Directors since June 1997. Ms. Antry was our Treasurer from June 1997 until June 2002 and previously also served as Secretary.

(3) This includes 25,000 shares of common stock underlying stock options that are exercisable at $6.00 per share and expire on December 31, 2009, 15,000 shares of common stock underlying stock options that are exercisable at $7.70 per share and expire on December 8, 2010 and 5,000 shares of common stock underlying stock options that are exercisable at $4.00 per share and expire on December 24, 2006. Mr. Fetters has been our Managing Director of Exploration and a Director since June 1997.

(4) This includes 25,000 shares of common stock underlying presently exercisable stock warrants. The warrants are exercisable at $5.00 per share and expire on March 12, 2003. In addition, this includes 15,000 shares of common stock underlying stock options that are exercisable at $6.00 per share and expire on December 31, 2004, 15,000 shares of common stock underlying stock options that are exercisable at $7.70 per share and expire on December 8, 2005 and 15,000 shares of common stock underlying stock options that are exercisable at $4.00 per share and expire on December 24, 2006. Mr. Fischer has been our Vice President of Capital Markets since June 1997)

(5) Mr. Hufnagel joined Beta as a director on June 6, 2000 and resigned his directorship on October 16, 2000. He is the former Red River President and received his shares in connection with the Merger that was consummated on August 30, 2000.

                              PLAN OF DISTRIBUTION

     We are registering the offer and sale of the shares covered by this prospectus on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling stockholders may sell their shares from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices, or at varying prices determined at the time of sale. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders also may resell any of their shares that qualify for sale under Rule 144 in open market transactions pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:


        o the name of the selling stockholder and of the participating broker-dealer(s);
        o         the number of shares involved;
        o         the price at which the shares were sold;
        o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
        o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
        o         any other facts material to the transaction.

     We will pay all the costs, expenses and fees related to the registration of the shares offered by this prospectus. The selling stockholders will be responsible for the payment of any brokerage commissions, underwriting fees or discounts or fees or expenses of counsel or advisors attributable to the sale of the shares.

                                  LEGAL OPINION

     The validity of the shares of our common stock being offered hereby is being passed upon for us by Conner & Winters, P.C.

                                     EXPERTS

     Our audited financial statements incorporated by reference in this prospectus have been audited by Hein + Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

     Our estimated reserve evaluations and related calculations of Ryder Scott Company, L.P. are incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses to be incurred by Beta Oil & Gas, Inc. (the "Company") in connection with the issuance and distribution of the securities being offered hereby:

SEC filing fee                                                     $   249
Accounting fees and expenses                                         4,000
Legal fees and expenses                                              8,000
Printing and engraving                                                 750
Miscellaneous                                                        2,000
                                                                     -----

Total                                                              $14,999

Total amount borne by selling stockholders                         $     0


Item 15.  Indemnification of Directors and Officers.

         The Articles of Incorporation and Bylaws of the Company limit the liability of directors and officers to the extent permitted by Nevada law. Specifically, the Articles of Incorporation provide that the directors and officers of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law not in good faith, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

         The Company has obtained a directors and officers liability insurance policy for the purposes of indemnification which covers all elected and appointed directors and officers of the Company up to $10,000,000 for each claim and $10,000,000 in the aggregate. The Company believes that the limitation of liability provision in its Articles of Incorporation, and the directors and officers liability insurance will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the Company's Articles of Incorporation. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16.  Exhibits.

         The following exhibits are filed herewith unless otherwise indicated:

         1.1 Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).
         3.1 Original Articles of Incorporation dated June 1997 and Certificate of Amendment of the Registrant dated August 28, 1998 incorporated by reference to Exhibit 3.1 of Beta's S-1 Registration Statement No. 333-68381 filed December 4, 1998.
         3.2 Amended and Restated Bylaws of the Registrant, dated October 29, 1998, incorporated by reference to Exhibit 3.2 of Beta's S-1 Registration Statement No. 333-68381 filed December 4, 1998.
         3.3 Form of Certificate of Designation of 8% Cumulative Convertible Preferred Stock filed as an exhibit to the Form 8-K filed July 3, 2001 and incorporated herein by reference.
         4.1 Form of Warrant Agreement and Exhibit A to Warrant Agreement comprised of Warrant Certificates A and B relating to the 2001 Private Placement and filed as an exhibit to the Form 8-K filed July 3, 2001 and incorporated herein by reference.
         4.2 Form of Stock Certificate for shares of 8% Cumulative Convertible Preferred Stock filed as an exhibit to Form 10-Q filed August 7, 2001 and incorporated herein by reference.
         4.3 Form of Warrant Agreement relating to the 135 investors who acquired stock in the Company's 1998 Private Placement filed as an exhibit to the Form S-3 (file no. 333-68381) filed
                  July 1, 1999 and is incorporated herein by reference.
         4.4 Form of Subscription Agreement containing registration rights executed by Beta Oil & Gas, Inc. and investors in 2001 Private Placement of Units of Series A 8% Cumulative Convertible Preferred Stock and Common Stock Purchase Warrants.
         4.5 Form of Warrant Agreement relating to Steve Langhofer and others which is exhibit 4.3 to the registration statement on Form S-3 (file no. 333-45586) filed September 12, 2000 and is incorporated herein by reference.
         4.6 Schedule of documents substantially similar to exhibit 4.5 which is exhibit 4.4 to the registration statement on Form S-3 (file no. 333-45586) filed September 12, 2000 and is incorporated herein by reference.
         5.1      Legal Opinion of Conner & Winters, P.C.
         23.1 Consent of Conner & Winters, P.C. is contained in its opinion included as exhibit 5.1.
         23.2     Consent of Hein + Associates LLP
         23.3     Consent of Ryder Scott Company LP
         24.1 Power of Attorney (appears on the signature page of this registration statement).


Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                                       27
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                           (iii) include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      * * *
                                       28
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on June 28, 2002.

                                         BETA OIL & GAS, Inc.


                                         By: /s/ Steve A. Antry
                                         -----------------------------------
                                         Steve A. Antry, President and Chairman


                                POWER OF ATTORNEY

         BE IT KNOWN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve A. Antry, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) of the Securities Act increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                             Title                              Date

/s/ Steve A. Antry           Chairman Board of Directors/          June 28, 2002
--------------------------
Steve A. Antry               President (Principal Executive Officer)

/s/ Joseph L. Burnett        Chief Financial Officer/Treasurer     June 28, 2002
--------------------------
Joseph L. Burnett            (Principal Financial & Accounting Officer)

/s/ R. Thomas Fetters                Director                      June 28, 2002
--------------------------
R. Thomas Fetters

/s/ Joe C. Richardson, Jr.           Director                      June 28, 2002
--------------------------
Joe C. Richardson, Jr.

/s/ Robert C. Stone, Jr.             Director                      June 28, 2002
--------------------------
Robert C. Stone, Jr.

/s/ Robert E. Davis, Jr.             Director                      June 28, 2002
--------------------------
Robert E. Davis, Jr.

                                       29
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                                INDEX TO EXHIBITS

         EXHIBIT
         NUMBER   DESCRIPTION

         1.1 Form of Underwriting Agreement (any underwriting agreement entered into with respect to any of the shares offered hereby will be filed as an exhibit to a current report on Form 8-K and will be deemed incorporated herein by reference).
         3.1 Original Articles of Incorporation dated June 1997 and Certificate of Amendment of the Registrant dated August 28, 1998 incorporated by reference to Exhibit 3.1 of Beta's S-1 Registration Statement No. 333-68381 filed December 4, 1998.
         3.2 Amended and Restated Bylaws of the Registrant, dated October 29, 1998, incorporated by reference to Exhibit 3.2 of Beta's S-1 Registration Statement No. 333-68381 filed December 4, 1998.
         3.3 Form of Certificate of Designation of 8% Cumulative Convertible Preferred Stock filed as an exhibit to the Form 8-K filed July 3, 2001 and incorporated herein by reference.
         4.1 Form of Warrant Agreement and Exhibit A to Warrant Agreement comprised of Warrant Certificates A and B relating to the 2001 Private Placement and filed as an exhibit to the Form 8-K filed July 3, 2001 and incorporated herein by reference.
         4.2 Form of Stock Certificate for shares of 8% Cumulative Convertible Preferred Stock filed as an exhibit to Form 10-Q filed August 7, 2001 and incorporated hereby by reference.
         4.3 Form of Warrant Agreement relating to the 135 investors who acquired stock in the Company's 1998 Private Placement filed as an exhibit to the Form S-3 (file no. 333-68381) filed
                  July 1, 1999 and is incorporated herein by reference.
         4.4 Form of Subscription Agreement containing registration rights executed by Beta Oil & Gas, Inc. and investors in 2001 Private Placement of Units of Series A 8% Cumulative Convertible Preferred Stock and Common Stock Purchase Warrants.
         4.5 Form of Warrant Agreement relating to Steve Langhofer and others which is exhibit 4.3 to the registration statement on Form S-3 (file no. 333-45586) filed September 12, 2000 and is incorporated herein by reference.
         4.6 Schedule of documents substantially similar to exhibit 4.5 which is exhibit 4.4 to the registration statement on Form S-3 (file no. 333-45586) filed September 12, 2000 and is incorporated herein by reference.
         5.1      Legal Opinion of Conner & Winters, P.C.
         23.1 Consent of Conner & Winters, P.C. is contained in its opinion included as exhibit 5.1.
         23.2     Consent of Hein + Associates LLP
         23.3     Consent of Ryder Scott Company LP
         24.1 Power of Attorney (appears on the signature page of this registration statement).

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